Exhibit 99.1

SenesTech Announces Fourth Quarter and Fiscal 2019

Financial and Operational Results

PHOENIX, Ariz., March 16, 2020 — SenesTech, Inc. (NASDAQ: SNES), a developer of proprietary, next generation technologies for managing animal pest populations through fertility control, today announced financial and operational results for the fourth quarter and fiscal year 2019, which ended on December 31, 2019.

Recent highlights:

●	Launching e-commerce platform: the new program is expected to launch this week and will be available to consumers in 47 states.
●	Washington D.C.: the camera studies support the demonstration of efficacy, including a 77% reduction in the ratio of juveniles to adults. Moving to final phase in anticipation of wide scale deployment.
●	San Francisco: the deployment in park settings has shown excellent results and the customer has deployed at an additional site.
●	Los Angeles: the PMP servicing the animal sanctuary deployment is reporting good consumption, which is a precursor to demonstrated efficacy.
●	Poultry farms: the deployments are achieving high levels of consumption and making progress against the goals of demonstrating long term economic value and optimized deployment protocols for this market segment.
●	National retail: the customer continues roll out to additional locations.
●	Island Conservation demonstration deployment: the project is designed to develop protocols for deploying ContraPest® in environmentally sensitive areas, such as corporate campuses and conservation areas and will roll out in April.
●	Executive Vice President of Sales and Marketing: Steve Krause, Ph.D., joined the SenesTech team, bringing experience in commercializing bio-rational pest management solutions for the global market.

Financial results highlights:

●	Revenue during 2019 increased sequentially each quarter. During the fourth quarter of 2019, revenue totaled $64,000, compared to $36,000 in the third quarter of 2019, $24,000 in the second quarter of 2019, and $19,000 in the first quarter of 2019.

●	Fiscal year 2019 revenue totaled $143,000 versus $297,000 in fiscal year 2018. The decrease year over year is due primarily to a large sale in December, 2018 to a customer that did not need to place a reorder in 2019.
●	On a GAAP basis, net loss for fiscal year 2019 was $(10.0) million, compared with a net loss of $(11.9) million for fiscal year 2018. 2019 results include $(0.7) million in severance costs.
●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for fiscal year 2019 was $(8.2) million versus $(8.0) million in fiscal year 2018. Fiscal year 2019 results include $0.3 million of unusual and non-recurring legal and litigation expenses.
●	During the first quarter of 2020, the Company announced the closing of two separate registered direct stock offerings, totaling $1.7 million in net proceeds. Cash at the end of 2019, together with the net proceeds from those offerings, was $3.6 million.

Management Discussion

Ken Siegel, CEO of SenesTech, commented, “Since my appointment as CEO of SenesTech mid way through 2019, it became clear that we needed to re-evaluate our sales and marketing strategy in order to drive successful long term adoption of ContraPest in the marketplace. We needed a more focused approach in our end market verticals. We needed longer term studies showing efficacy in the field, in addition to mathematical models and laboratory studies. And we needed to have experience-based models for the value and efficacy of ContraPest for pest management professionals and their customers.”

“We initiated these changes in the third and fourth quarters of last year, knowing that they would require additional time and resources, and we have made solid progress on these initiatives. We expect to see the benefits in the coming quarters. This focused approach and these studies and projects are the foundation for the success of ContraPest in 2020 and beyond,” Mr. Siegel added.

“The current public health concerns being driven by the COVID-19 or coronavirus pandemic highlight the need for forward looking solutions to controlling animal vectors, like rodents, for disease transmission. We believe that ContraPest will become an important tool in helping prevent future health crises,” Mr. Siegel concluded.

Tom Chesterman, SenesTech’s CFO, added, “We continue to focus on improving our cost structure, with the goals of shifting resources to drive commercialization, removing $1 million dollars per year from the burn rate and achieving a 50% or greater gross margin. Steps have included relocating to more cost efficient space, organizational restructuring, and improving our manufacturing and supply processes. We expect to see the benefit of these steps in the coming quarters.”

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: 5:00 pm ET (2:00 pm PT) on Monday, March 16, 2020

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay:

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10140401. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days.

About SenesTech

SenesTech is changing the model for pest management by targeting one of the root causes of the problem: reproduction.

ContraPest® is an innovative technology with an approach that targets the reproductive capabilities of both sexes in rat populations, inducing egg loss in female rats and impairing sperm development in males. Using a proprietary bait delivery method, ContraPest® is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rat communities. ContraPest® is designed, formulated and dispensed to be low hazard for handlers and non-target species such as wildlife, livestock and pets, where the active ingredients break down rapidly.

We believe ContraPest® will establish a new paradigm in rodent control, resulting in a decreased reliance on lethal options. For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. “Forward-looking statements” may be preceded by words such as “may,” “future,” “plan” or “planned,” “will,” “should,” “expected,” “anticipates,” “continue,” “eventually,” “believes,” or “projected.” Forward-looking statements include statements concerning the Company’s strategy and target marketing and markets; continuing the Company’s vision; expected benefits of the Company’s initatives and continuation of those initatives; deployment of the Company’s product; the continuation or expansion of the use of ContraPest; demand for ContraPest; the Company’s expectation regarding costs, expenses and cash and continuing its cost improvement plan; future financial results; and the Company’s execution of its strategic business plan.

Investors should not unduly rely on forward-looking statements. Such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those made in the forward-looking statements, including as a result of various factors and other risks, such as market acceptance and demand for the Company’s products, customers completing order commitments, the Company’s ability to reduce costs and execute on its plans and continuing to believe it is following the best strategy, the Company having sufficient financing, and other factors identified in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports filed on Form 10-Q. All forward-looking statements speak only as of the date on which they were made based on management’s assumptions as of such date. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

BALANCE SHEETS

(In thousands, except shares and per share data)

	December 31,	December 31,
	2019	2018
ASSETS

Current assets:
Cash	$1,936	$4,920
Accounts receivable trade, net	26	139
Accounts receivable-other	123	-
Prepaid expenses	257	342
Inventory	1,180	1,261
Deposits	20	9
Total current assets	3,542	6,671

Right to use asset-operating leases	699	-
Property and equipment, net	738	1,083
Total assets	$4,979	$7,754

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$123	$219
Accounts payable	265	173
Accrued expenses	1,193	771
Total current liabilities	1,581	1,163

Long-term debt, net	137	261
Operating lease liability	694	-
Deferred rent	-	16
Total liabilities	2,412	1,440

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 1,414,671 and 1,173,854 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	98,433	92,151
Accumulated deficit	(95,867)	(85,838)
Total stockholders’ equity	2,567	6,314

Total liabilities and stockholders’ equity	$4,979	$7,754

SENESTECH, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

	For the Years
	Ended December 31,
	2019	2018

Revenue:
Sales	$143	$297
Cost of sales	101	241
Gross profit	42	56

Operating expenses:
Research and development	1,908	2,404
Selling, general and administrative	8,421	9,532
Total operating expenses	10,329	11,936

Net operating loss	(10,287)	(11,880)

Other income (expense):
Interest income	45	25
Interest expense	(42)	(74)
Other income	266	21
Total other income (expense)	269	(28)

Net loss and comprehensive loss	(10,018)	(11,908)
Warrant revaluation	11	-
Deemed dividend-warrant price protection-revaluation adjustment	-	333
Net loss attributable to common shareholders	$(10,029)	$(12,241)

Weighted average common shares outstanding - basic and fully diluted	1,304,045	970,105

Net loss per common share - basic and fully diluted	$(7.69)	$(12.62)

SENESTECH, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years
	Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(10,018)	$(11,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments held to maturity	-	(47)
Depreciation and amortization	413	447
Stock-based compensation	873	3,413
Bad Debt Expense	123	-
Loss on sale of equipment	3	15
Loss on early extinguishment of debt	-	10
Loss on change in fair value of derivative	-	1
(Increase) decrease in current assets:
Accounts receivable - trade	(10)	(123)
Accounts receivable - other	(123)	-
Other assets	(5)	-
Prepaid expenses	85	(172)
Inventory	81	(721)
Deposits	(11)	10
Increase (decrease) in current liabilities:
Accounts payable	92	(218)
Accrued expenses	455	189
Deferred rent	(16)	(25)
Net cash used in operating activities	(8,058)	(9,129)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds received on sale of securities held to maturity	-	5,070
Proceeds received on sale of equipment	-	185
Purchase of property and equipment	(71)	(239)
Net cash provided by (used in) investing activities	(71)	5,016

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock, net	3,631	5,132
Proceeds from the issuance of notes payable	-	9
Repayments of notes payable	(220)	(281)
Repayments of notes payable, related parties	-	(12)
Repayments of finance lease obligations	-	(71)
Proceeds from the exercise of warrants	1,789	2,213
Payment of employee withholding taxes related to share-based awards	(55)	(58)
Net cash provided by financing activities	5,145	6,932

NET CHANGE IN CASH	(2,984)	2,819
CASH AT BEGINNING OF PERIOD	4,920	2,101
CASH AT END OF PERIOD	$1,936	$4,920

SUPPLEMENTAL INFORMATION:
Interest paid	$42	$74
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock warrant revaluation	$11	$-
Deemed dividend	$-	$333
Purchases of equipment under finance lease obligations	$-	$37
Common stock issued on accrued bonus	$33	$-

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Years Ended December 31, 2019 and 2018

(Unaudited)

	For the Years
	Ended December 31,
(in thousands)	2019	2018
Net Loss (As Reported, GAAP)	$(10,018)	$(11,908)

Non-GAAP Adjustments:
Interest and dividends	(3)	49
Stock-based compensation	873	3,413
Loss on sale of assets	3	15
Gain on investments	-	(46)
Gain on litigation reserve revaluation	(269)	-
Loss on early extinguishment of debt	-	10
Change in reserves for uncollectable receivables	123	-
Reserve for future severance payments	684	-
Change in fair value of derivative	-	1
Amortization and accretion:
Amortization of discounts on investments	-	5
Depreciation expense	413	447
Total of non-GAAP adjustments	1,824	3,894

Adjusted EBITDA Loss (Non-GAAP)	$(8,194)	$(8,014)